Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
BROOKS AUTOMATION, INC.
and
MKS INSTRUMENTS, INC.
March 17, 2014

TABLE OF CONTENTS

ARTICLE I ASSET PURCHASE AND SALE		1
1.1	Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities	1
1.2	Purchase Price and Related Matters	6
1.3	The Closing	7
1.4	Consents to Assignment	8
1.5	Further Assurances	8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER		9
2.1	Organization, Qualification and Corporate Power	9
2.2	Authority	10
2.3	Noncontravention	10
2.4	Financial Statements	11
2.5	Absence of Certain Changes	11
2.6	Title to Tangible Acquired Assets	12
2.7	Intellectual Property	12
2.8	Contracts	14
2.9	Litigation	15
2.10	Employee Matters	15
2.11	Permits	17
2.12	Inventory	17
2.13	Warranties	17
2.14	Sufficiency	17
2.15	Brokers’ Fees	17
2.16	Product Liability	17
2.17	Legal Compliance	17
2.18	Undisclosed Liabilities	18
2.19	Real Property	18
2.20	Intentionally Omitted	18
2.21	Environmental Compliance	18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		19
3.1	Organization	19
3.2	Authorization of Transaction	19
3.3	Noncontravention	19
3.4	Litigation	20
3.5	Financing	20
3.6	Solvency	20
3.7	Broker’s Fees	20
3.8	No Other Representations or Warranties	20

ARTICLE IV PRE-CLOSING COVENANTS		21
4.1	Efforts; Hart-Scott-Rodino Act	21
4.2	Maintenance of Acquired Assets	21
4.3	Certain Covenants of Buyer	22

- i-

4.4	Access	22

ARTICLE V CONDITIONS PRECEDENT TO CLOSING		22
5.1	Conditions to Obligations of Buyer	22
5.2	Conditions to Obligations of Seller	23

ARTICLE VI INDEMNIFICATION		24
6.1	Indemnification by Seller	24
6.2	Indemnification by Buyer	24
6.3	Claims for Indemnification	24
6.4	Survival	25
6.5	Limitations	26
6.6	Treatment of Indemnification Payments	28

ARTICLE VII TERMINATION		28
7.1	Termination of Agreement	28
7.2	Effect of Termination	28

ARTICLE VIII TAX MATTERS		29
8.1	Responsibility for Certain Taxes	29

ARTICLE IX FURTHER AGREEMENTS		30
9.1	Access to Information; Record Retention; Cooperation	30
9.2	Disclosure Generally	32
9.3	Covenants Regarding New Buyer Employees	32
9.4	Use of Name for Transition Period	34
9.5	Payment of Certain Monies	35
9.6	Covenant Not to Compete	35
9.7	Covenant Not to Solicit	36
9.8	Records Delivery	36

ARTICLE X MISCELLANEOUS		37
10.1	Press Releases and Announcements	37
10.2	No Third Party Beneficiaries	37
10.3	Action to be Taken by Affiliates	37
10.4	Entire Agreement	37
10.5	Succession and Assignment	37
10.6	Counterparts and Signature	37
10.7	Headings	38
10.8	Notices	38
10.9	Governing Law	39
10.10	Amendments and Waivers	39
10.11	Severability	39
10.12	Expenses	39
10.13	Specific Performance	39
10.14	Submission to Jurisdiction	39

- ii-

10.15	Bulk Transfer Laws	40
10.16	Construction	40
10.17	Foreign Exchange Conversions	40
10.18	Waiver of Jury Trial	41
10.19	Incorporation of Exhibits and Schedules	41

Disclosure Schedule
Other Schedules
Schedule 1.1(a)(i)    -    Designated Equipment
Schedule 1.1(a)(iii)    -    Designated Contracts
Schedule 1.1(a)(iv)    -    Designated Patents
Schedule 1.1(a)(v)    -    Designated Trademarks
Schedule 1.1(a)(vi)    -    Designated Domain Names
Schedule 1.1(a)(ix)    -    Designated Permits
Schedule 1.1(a)(x)    -    Designated Licenses
Schedule 1.1(a)(xi)    -    Business Products
Schedule 1.1(a)(xii)    -    Certain Expired Patents
Schedule 1.1(b)(i)    -    Specified Excluded Assets
Schedule 1.1(b)(iv)    -    Specified Excluded Contracts
Schedule 1.1(c)(i)    -    Specified Assumed Liabilities
Schedule 1.3(b)(vii)    -    Required Consents
Schedule 4.2        -    Maintenance of Acquired Assets
Schedule 4.4        -    Access Representatives
Schedule 5.1(e)    -    Foreign Antitrust Laws
Schedule 5.1(g)    -    Key Employees
Schedule 9.2(a)    -    Seller Knowledge Persons
Schedule 9.3(c)(i)    -    Estimated Termination Costs

Exhibits
Exhibit A    -    Form of Assumption Agreement
Exhibit B    -    Form of Bill of Sale
Exhibit C    -    Form of Patent Assignment
Exhibit D    -    Form of Expired Patent Assignment
Exhibit E    -    Form of Trademark Assignment
Exhibit F    -    Form of Supply Agreement
Exhibit G    -    Form of Transition Services Agreement

- iii-

TABLE OF DEFINED TERMS

Defined Term	Section
401K Plan	9.3(d)(ii)
Acquired Assets	1.1(a)
Affiliate	1.4
Agreement	Preliminary Statement
Allocation Schedule	1.2(b)
Annual Business Financial Statement	2.4(a)
Assumed Liabilities	1.1(c)
Assumption Agreement	1.1(c)
Bankruptcy and Equitable Remedies Exception	2.2
Business	Introduction
Business Day	1.3(a)
Business Financial Statements	2.4(b)
Business Products	1.1(a)(xi)
Buyer	Preliminary Statement
Buyer Material Adverse Effect	3.3(b)
Buyer Plan	9.3(d)(ii)
Buyer Temporary Employee	9.3(g)
Claim Notice	6.3(b)
Closing	1.3(a)
Closing Date	1.3(a)
Code	1.2(b)
Comparable Terms	9.3(a)
Competitive Activities	9.6
Confidentiality Agreement	4.4
Damages	6.1
Deferred Consent	1.4
Deferred Item	1.4
Designated Books and Records	1.1(a)(viii)
Designated Contracts	1.1(a)(iii)
Designated Domain Names	1.1(a)(vi)
Designated Employees	2.10(a)
Designated Equipment	1.1(a)(i)
Designated Intellectual Property	1.1(a)(vii)
Designated Licenses	1.1(a)(x)
Designated Patents	1.1(a)(iv)
Designated Permits	1.1(a)(ix)
Designated Trademarks	1.1(a)(v)
Disclosing Party	9.1(f)
Disclosure Schedule	Introduction to Article II
Employee Benefit Plan	2.10(d)
Environmental Law	2.21(c)
ERISA	2.10(d)
ERISA Affiliates	2.10(d)
Excluded Assets	1.1(b)
Excluded Liabilities	1.1(d)
Expired Patents Fundamental Representations	1.1(a)(xii) 6.4(a)

- iv-

Governmental Entity	2.3(b)
Hart-Scott-Rodino Act	2.3
Hazardous Material	2.21(c)
Indemnified Party	6.3(a)
Indemnifying Party	6.3(a)
Information	9.1(a)
Inventory	1.1(a)(ii)
IP Representations	6.4(a)
Key Employees	5.1(g)
Leased Real Property	2.19(b)
Material Adverse Effect	2.1
Material Business Contracts	2.8(b)
Material Contracts	2.8(a)
Noncompetition Party	9.6
Noncompetition Period	9.6
New Buyer Employees	9.3
Order	2.9
Party, Parties	Preliminary Statement
Proceeding	2.9
Purchase Price	1.2(a)
Quarterly Business Financial Statement	2.4(b)
Real Property Lease	2.19(b)
Receiving Party	9.1(f)
Required Consents	1.3(b)(vii)
Retained Marks	9.4(a)
Retention Period	9.3(b)
Sales Materials	9.4(b)
Security Interest	2.6
Seller	Preliminary Statement
Seller’s knowledge, known by Seller	9.2(a)
Single Employer Plan	2.10(d)
Supply Agreement	1.3(b)(ix)
Tax Returns	8.1(a)
Taxes	8.1(a)
Temporary Employee	2.10(c)
Termination Costs	9.3(c)(i)
Title Representations	6.4(a)
Transition Services Agreement	1.3(b)(x)
TSA Holdback	1.2(a)
U.S. GAAP	2.4(d)
Valuation Expert	1.2(b)

- v-

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 17, 2014, by and between Brooks Automation, Inc., a Delaware corporation (“Seller”), and MKS Instruments, Inc., a Massachusetts corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”
INTRODUCTION
1.Seller is engaged in the business of designing, manufacturing, selling and servicing vacuum measurement and gas analysis products for a wide range of applications (the “Business”).

2.On the terms and subject to the conditions of this Agreement, (a) Seller desires to sell to Buyer the Acquired Assets and (b) Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities from Seller as set forth herein; and

3.Although the Parties expect to enter into such ancillary agreements and instruments of conveyance and assumption as may be required under applicable law or otherwise desirable in order to fully consummate the transactions contemplated hereby, including without limitation the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities, the Parties have entered into this Agreement as the master and primary agreement governing the terms and conditions of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
ASSET PURCHASE AND SALE

1.1.Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities.

(a)Purchase and Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all assets of Seller exclusively related to the Business, including the following specifically identified assets, in each case as in existence as of the Closing (collectively, the “Acquired Assets”):

(i)all computers, equipment, furniture, furnishings, machinery, tools and other tangible personal property listed on Schedule 1.1(a)(i) (collectively, the “Designated Equipment”) and, to the extent transferable, all warranties and guarantees, if any, express or implied, existing for the benefit of Seller in connection with the Designated Equipment;

(ii)all inventory of raw materials, work in process, finished goods, and packaging materials, together with spare parts, supplies, promotional materials and inventory, in each case to the extent used by Seller exclusively in the Business (collectively, “Inventory”);

(iii)all right and interest of Seller under the contracts listed on Schedule 1.1(a)(iii) (collectively, the “Designated Contracts”);

(iv)the patents, patent registrations and patent applications listed on Schedule 1.1(a)(iv) (the “Designated Patents”);

(v)the registered and unregistered trademarks, service marks, trade names and applications therefor listed on Schedule 1.1(a)(v) (the “Designated Trademarks”);

(vi)the internet domain names listed on Schedule 1.1(a)(vi) (the “Designated Domain Names”);

(vii)registered and unregistered copyrights in published or unpublished works, database rights, photographs, renderings, images, data sheets, literature, publications, web site content, works of authorship and the like; trade secret and confidential information, inventions, discoveries, know how, customer lists, technical information, proprietary information, technologies, processes and formulae, and data, whether tangible or intangible; tangible embodiments of intellectual property rights, including software, development tools, design tools, systems, files, drawings, designs, displays, devices, hardware, apparatuses, documentation, prototypes, lab notebooks, development and lab equipment, methodologies, hardware, tools, manuals, mask works, specifications, flow charts, electronic and other technical data, and other tangible embodiments of trade secrets or know-how, show-how, and techniques, works of authorship and the like, and other intellectual property rights; in each case that has been used exclusively in the Business, including all such intellectual property exclusively used in the Business Products (the “Designated Intellectual Property”);

(viii)all books, files, documents, data, correspondence, records, plans, reports, and recorded knowledge, including customer, subscriber, supplier, price and mailing lists (including lists of pending leads and prospective customers or subscribers), and sales and promotional materials, and documentation for tooling, jigs, and the like, and all accounting, finance or other books and records, including, to the extent Seller obtains consent of the New Buyer Employees, the personnel records for the New Buyer Employees, in each case, in any form or medium (including electronic files) to the extent relating exclusively to the Business or any of the Acquired Assets (the “Designated Books and Records”);

(ix)each permit, license, franchise or authorization issued by any Governmental Entity and listed on Schedule 1.1(a)(ix) (the “Designated Permits”);

(x)the software and similar licenses listed on Schedule 1.1(a)(x) (the “Designated Licenses”);

(xi)all rights and interests of the Seller (tangible and intangible) in and to the products currently or historically designed, manufactured, marketed, sold, licensed, or distributed exclusively by the Business (the “Business Products”), including the products listed in Schedule 1.1(a)(xi); and

(xii)all rights and interests of Seller, if any, in the expired patents used by Seller exclusively in the Business (including the expired patents listed on Schedule 1.1(a)(xii)) (the “Expired Patents”).

(b)Excluded Assets. It is expressly understood and agreed that, notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include Seller’s right, title or interest in or to any of the assets that are not identified in Section 1.1(a), including the following assets (collectively, the “Excluded Assets”):

(i)the assets, properties or rights listed on Schedule 1.1(b)(i);

(ii)the capital stock of all subsidiaries of Seller and any other equity ownership interests owned (beneficially or of record) by Seller;

(iii)all cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities;

(iv)all rights and interest of Seller under Seller’s contracts with distributors or selling personnel and the other contracts and agreements listed on Schedule 1.1(b)(iv);

(v)all intellectual property rights and intellectual property other than the Designated Patents, Designated Trademarks, Designated Domain Names, Designated Intellectual Property and Expired Patents;

(vi)all accounts receivable and other receivables (whether or not billed) as of the Closing for the Business;

(vii)all insurance policies and all rights of Seller to insurance claims, related refunds and proceeds thereunder;

(viii)the rights which accrue or will accrue to Seller under this Agreement;

(ix)all Employee Benefit Plans or arrangements of Seller, and all assets, contracts and insurance and funding arrangements relating thereto;

(x)any intercompany account of any kind;

(xi)all Tax refunds, Tax deposits, and other Tax assets of Seller (other than Tax refunds to which Buyer is entitled under Article VIII) and all Tax books and records of Seller; and

(xii)all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, at or after the Closing relating to the items set forth above in this Section 1.1(b) or to any Excluded Liabilities.

(c)Assumed Liabilities. At the Closing, Buyer shall deliver to Seller an undertaking (the “Assumption Agreement”), in the form attached hereto as Exhibit A, pursuant to which Buyer, as of the Closing, shall assume and agree to pay, perform and discharge when due and according to their terms all of the following liabilities and obligations of Seller, of every kind, nature, character and description, whether known or unknown, primary or secondary, direct or indirect, absolute or contingent, due or to become due (the “Assumed Liabilities”):

(i)all obligations and liabilities listed on Schedule 1.1(c)(i), in each case except to the extent satisfied prior to the Closing;

(ii)all obligations and liabilities arising or incurred by Buyer or any of its Affiliates at or after the Closing;

(iii)all obligations and liabilities which arise out of Buyer’s sale of any products manufactured and/or sold by Buyer or any of its Affiliates at or after the Closing;

(iv)all obligations and liabilities under or arising out of or relating to the Acquired Assets or the conduct and operation of the Business, in each case arising on or after the Closing;

(v)all obligations and liabilities in respect of employee relations and benefits that are the responsibility of Buyer pursuant to Section 9.3;

(vi)all obligations and liabilities for any Taxes of Seller which are the responsibility of Buyer pursuant to Article VIII;

(vii)all obligations and liabilities arising out of or relating to Deferred Items and Deferred Consents under Section 1.4;

(viii)all obligations and liabilities of Seller with respect to all actions, suits, proceedings, disputes, claims or investigations to the extent arising out of or relating to the Acquired Assets or the conduct and operation of the Business prior to, on or after the Closing, regardless of whether any such action, suit, proceeding, dispute, claim or investigation was commenced prior to, at or after the Closing, but solely to the extent relating to the Business Products and excluding any obligations or liabilities relating to the Excluded Liabilities under Section 1.1(d);

(ix)all obligations and liabilities of Seller arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, Business Products manufactured or sold prior to, at or after the Closing, regardless of whether any such claim was brought prior to, at or after the Closing;

(x)all obligations and liabilities of Seller arising out of or relating to any product liability claim against Seller (including any such claim arising out of or relating to injury to or death of persons), damage to or destruction of property or any worker’s compensation claim, in each case relating to the Business Products manufactured or sold prior to, at or after the Closing, regardless of whether any such claim was brought prior to, at or after the Closing; and

(xi)all obligations and liabilities for claims under Seller’s self‑insurance arrangements, if any, to the extent such claim is for a matter constituting an Assumed Liability.

(d)Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include any of the obligations or liabilities of Seller that are not Assumed Liabilities, including any of the following liabilities (collectively, the “Excluded Liabilities”):

(i)all accounts payable of the Business that were incurred or billed prior to the Closing;

(ii)all obligations and liabilities assumed by, or which are otherwise the responsibility of, Seller pursuant to this Agreement in accordance with Article VI;

(iii)all obligations and liabilities for any Taxes of Seller (including any income taxes, franchise taxes, capital gains taxes, or any Tax imposed on Seller as a result of gain recognized by Seller in any jurisdiction on asset transfers in connection with the transactions contemplated by this Agreement), except for such Taxes which are the responsibility of Buyer pursuant to Article VIII;

(iv)all obligations and liabilities in respect of employee relations and benefits that are the responsibility of Seller pursuant to Section 9.3;

(v)all obligations and liabilities arising out of or relating to (1) the Excluded Assets, (2) any debt of Seller, (3) the matters identified in Section 2.7(b) and Section 2.9 of the Disclosure Schedule, or (4) the failure of the Business or the Acquired Assets to comply with any law or governmental order prior to the Closing Date, including any Environmental Law or any law or governmental order relating to health and safety, foreign corrupt practices or export compliance, but for the avoidance of doubt, excluding any law relating to intellectual property infringement;

(vi)all obligations and liabilities arising out of or relating to “Success Incentive” letters or any other stay bonuses payable by Seller to any current or former employee in connection with the transactions contemplated by this Agreement; and

(vii)all liabilities and obligations of Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

1.2.Purchase Price and Related Matters.

(a)Purchase Price. Regardless of whether the transfer of any Acquired Asset has been deferred pursuant to the provisions of Section 1.4, at the Closing, in consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall assume the Assumed Liabilities as provided in Section 1.1(c) and shall pay to Seller in cash, by wire transfer of immediately available funds, Eighty Seven Million Dollars $87,000,000.00 (the “Purchase Price”). Buyer shall hold back the sum of Fifty Thousand Dollars $50,000.00 (the “TSA Holdback”) from the Purchase Price. In the event that the Parties mutually agree to terminate the Transition Services Agreement on or prior to September 30, 2014, the TSA Holdback shall be retained by Buyer and shall not be paid to Seller pursuant to this Agreement. If the Parties do not mutually agree to terminate the Transition Services Agreement on or prior to September 30, 2014, the TSA Holdback shall be paid by Buyer to Seller, in cash, by wire transfer of immediately available funds, on or prior to October 10, 2014.

(b)Allocation. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation schedule (the “Allocation Schedule”) allocating the Purchase Price and the Assumed Liabilities among the Acquired Assets transferred by Seller as of the Closing Date and the covenants in Sections 9.6 and 9.7 in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). If Seller notifies Buyer in writing within 30 days after delivery of such Allocation Schedule that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute regarding the preparation of the Allocation Schedule. Any disagreements remaining between Seller and Buyer after such 30-day period shall be resolved by Deloitte Transactions and Business Analytics LLP (the “Valuation Expert”) based solely on submissions of the parties, and the Valuation Expert shall choose the allocation of either the Seller or Buyer as the proper allocation, and any determination by the Valuation Expert with respect thereto shall be final and binding on the Parties. All expenses of the Valuation Expert shall be shared equally by the Seller and Buyer. The Parties recognize that the Purchase Price and the Assumed Liabilities do not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. Buyer and Seller shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation Schedule. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation Schedule, except to the extent otherwise required by law. If the Purchase Price is adjusted pursuant to this Agreement, the Allocation Schedule shall be adjusted as appropriate and Buyer and Seller shall cooperate in making any such adjustments.

1.3.The Closing.

(a)Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on the third (3rd) Business Day after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by either of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

(b)Actions at the Closing.

At the Closing:
(i)Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.1;

(ii)Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 5.2;

(iii)Seller shall deliver to Buyer a Bill of Sale in substantially the form attached hereto as Exhibit B executed by Seller;

(iv)Seller shall deliver to Buyer a Patent Assignment for the Designated Patents in substantially the form attached hereto as Exhibit C executed by Seller;

(v)Seller shall deliver to Buyer a Patent Assignment for the Expired Patents listed on such Patent Assignment, in substantially the form attached hereto as Exhibit D executed by Seller;

(vi)Seller shall deliver to Buyer a Trademark Assignment for the Designated Trademarks in substantially the form attached hereto as Exhibit E executed by Seller;

(vii)Seller shall deliver to Buyer the third party consents listed on Schedule 1.3(b)(vii) (the “Required Consents”);

(viii)Buyer shall deliver to Seller an executed Assumption Agreement;

(ix)Buyer and Seller shall execute and deliver to each other a Supply Agreement in substantially the form attached hereto as Exhibit F (the “Supply Agreement”);

(x)Buyer and Seller shall execute and deliver to each other a Transition Services Agreement in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”);

(xi)Buyer shall pay to Seller the Purchase Price in cash by wire transfer of immediately available funds to one or more accounts designated by Seller; and

(xii)the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.4.Consents to Assignment. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer (or an assignment or transfer of) any asset, agreement, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof or default thereunder, would reasonably be expected to result in a violation of the rights of any such third party, would be ineffective, or would in any way adversely affect the rights of Seller (or any Affiliate thereof) or Buyer thereunder and such consent is not obtained at or prior to the Closing (each such consent, a “Deferred Consent” except as provided in the last sentence of this Section 1.4). With respect to each Deferred Consent, (i) the asset, agreement, lease, authorization, license or permit to which such Deferred Consent relates (a “Deferred Item”) shall be withheld from the sale pursuant to this Agreement without any reduction in the Purchase Price, (ii) from and after the Closing, Seller and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, and (iii) until such Deferred Consent is obtained, Seller and Buyer shall cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement proposed by Buyer under which (A) Buyer would obtain (without infringing upon the legal rights of any third party) the economic claims, rights and benefits, (B) Buyer would assume any related economic burden (including Taxes) with respect to the Deferred Item and (C) at the request of Buyer, Seller will, on behalf of Buyer, enforce its rights under any such Deferred Item provided that Buyer pays all reasonable out-of-pocket expenses incurred by Seller in connection with such enforcement. For purposes of this Agreement, “Affiliate” shall have the meaning assigned to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, neither the Required Consents nor the expiration or termination of the waiting period under the Hart-Scott Rodino Act or foreign antitrust or trade regulation laws listed in Schedule 5.1(e) shall constitute a Deferred Consent for purposes of this Section 1.4.

1.5.Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party hereto and at the requesting Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule provided by Seller to Buyer (as updated from time to time in accordance with Section 9.2(a)) (the “Disclosure Schedule”), the representations and warranties set forth in this Article II are true and correct as of the date hereof, except to the extent such representations and warranties are made as of a particular date (in which case such representations and warranties were true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify the corresponding section and/or subsection of this Article II and shall also qualify such other sections and subsections in this Article II to the extent it is reasonably evident that such disclosure is applicable to such other sections and subsections.
2.1Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the Acquired Assets makes such qualification necessary, except for any such failures to be so qualified that would not reasonably be expected to result in a Material Adverse Effect. Seller has all requisite corporate or comparable power and authority to carry on the Business as it is presently carried on and to own and use the properties now owned and used by it in the Business. For purposes of this Agreement, “Material Adverse Effect” means any change, effect, event, development or circumstance that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the Business, the Acquired Assets, the Assumed Liabilities or the revenue of the Business, or the ability of Buyer to use or operate the Acquired Assets immediately after the Closing or (ii) materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that a “Material Adverse Effect” shall not include any adverse change, effect, event, development or circumstance directly or indirectly resulting from or arising out of (A) actions taken by or on behalf of Seller to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or at the request or with the consent of Buyer, or the failure to take any action prohibited by this Agreement, (B) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement or any communications or other disclosure to any third party (whether or not intentional) by either Party regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees and the identity of Buyer and its Affiliates, (C) changes generally and not specifically relating to the Acquired Assets in the industry or markets in which the Acquired Assets are used or the Business Products are sold by Seller, (D) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets, (E) changes in general legal, tax, regulatory, political or business conditions in any country or region, (F) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism, (G) any failure of Seller to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof with respect to the Acquired Assets or the Business Products, (H) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in any country or region, or (I) changes in law or other legal or regulatory conditions (or the reasonable interpretation thereof) or changes in accounting standards by the applicable standard-setting organization (or the reasonable interpretation thereof). For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

2.2Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and has all requisite corporate power and authority to perform its obligations hereunder. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Bankruptcy and Equitable Remedies Exception”).

2.3Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart‑Scott-Rodino Act”), and applicable foreign antitrust or trade regulation laws, neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will:

(a)    conflict with or violate any provision of the certificate of incorporation or bylaws of Seller;

(b)    require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a Material Adverse Effect;

(c)    conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Designated Contract, except for such Designated Contracts as to which consent is required prior to assignment;

(d)    conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Designated Permit, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that if not obtained or made would not reasonably be expected to be material and adverse to the Business; or

(e)    violate in any material respect any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Seller or any of the Acquired Assets.

2.4    Financial Statements.

(a)    The statement set forth in Section 2.4(a) of the Disclosure Schedule presents fairly, in all material respects, the revenue and expenses attributable to the Business for the fiscal years ended September 30, 2013 and 2012 (the “Annual Business Financial Statement”).

(b)    The statement set forth in Section 2.4(b) of the Disclosure Schedule presents fairly, in all material respects, the revenue and expenses attributable to the Business for the three-month period ended December 31, 2013 (the “Quarterly Business Financial Statement” and together with the Annual Business Financial Statement, the “Business Financial Statements”).

(c)    The Business Financial Statements have been (a) derived from the books and records of the Business, which are kept in the ordinary course of business, and (b) prepared in accordance with the accounting policies and practices used by Seller in preparing its quarterly and annual financial statements; provided, however, that the Business Financial Statements are based on that portion of the combined revenues, expenses, assets and liabilities of Seller relevant to the Business.

(d)    The Business Financial Statements were prepared by Seller in good faith in anticipation of the transactions contemplated hereby. Such statements (a) were not prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), including with respect to the allocation or estimation of costs, operating expenses, assets and liabilities that are included therein, (b) do not reflect all allocations of corporate expenses or rights to receive corporate services and (c) as a result of clauses (a) and (b) may not reflect the financial performance of Seller’s activities related to the Business had the Business been conducted as a stand-alone business.

2.5    Absence of Certain Changes. Except as set forth in Section 2.5 of the Disclosure Schedule, since December 31, 2013, the Business has been operated in the ordinary course of business, there has not been a Material Adverse Effect, and Seller has not taken any of the following actions with respect to the Business:

(i)sold, assigned or transferred any Acquired Asset, except sales of inventory in the ordinary course of business;

(ii)created, incurred, guaranteed or assumed any indebtedness (including obligations in respect of capital leases) with respect to the Business, except in the ordinary course of business;

(iii)mortgaged or pledged any of the Acquired Assets or subjected any Acquired Asset to any Security Interest;

(iv)amended, terminated, taken or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any Designated Contract;

(v)increased the compensation payable to any Designated Employee, except (a) as required by law, (b) for increases that are substantially consistent with the past practice of the Business and (c) for any obligation that will not constitute an Assumed Liability;

(vi)made any capital expenditures or commitments therefor in an amount in excess of $50,000, except in the ordinary course of business;

(vii)revalued any of the Acquired Assets, including writing down or writing off the value of Inventory;

(viii)instituted or settled any Legal Proceeding with respect to the Business or the Acquired Assets; or

(ix)agreed in writing to take any of the foregoing actions.

2.6    Title to Tangible Acquired Assets. Seller has good title to, a valid leasehold interest in, or a valid license or right to use (as presently used in the conduct of the Business), all of the tangible Acquired Assets, free and clear of all Security Interests. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (iv) liens for Taxes not yet due and payable, (v) liens for Taxes which are being contested in good faith and by appropriate proceedings, (vi) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and (vii) any other liens set forth on Section 2.6 of the Disclosure Schedule.

2.7    Intellectual Property.

(a)    Seller is the assignee or owner of record for or otherwise owns each Designated Patent and each Designated Trademark. Seller is the registrant of record for or otherwise owns each Designated Domain Name (provided that Seller may utilize a third-party proxy registration service as the nominal registrant for privacy or security purposes, as long as Seller remains the beneficial owner). Seller has a license to use the Designated Licenses as currently used by the Business. Seller owns or has a license or right to use all Designated Intellectual Property necessary to conduct the Business in all material respects as currently and historically conducted by Seller. For the avoidance of doubt, nothing set forth in this Section 2.7(a) shall constitute or be interpreted or construed as a representation regarding the infringement or validity of any intellectual property or intellectual property right.

(b)    To Seller’s knowledge, (i) there has not been any Proceeding in which it is alleged that any of the Acquired Assets or the Business Products infringes any patent, trademark, service mark, trade secret, copyright or other intellectual property right of any third party, (ii) the Designated Patents, Designated Trademarks, Designated Domain Names, Designated Licenses, and Designated Intellectual Property, as currently and historically used in the conduct of the Business, do not infringe the intellectual property rights of any third party, (iii) the design, manufacture and sale of the Business Products as currently and historically conducted by the Seller does not infringe any valid patents, trademarks, service marks, trade secrets, copyrights or other intellectual property rights of any third party, and (iv) the conduct of the Business (including the design, manufacture, service, and sale of the Business Products) as currently conducted does not infringe or require the use of any intellectual property owned by Seller, or to which Seller otherwise has rights, other than the Acquired Assets.

(c)    Seller has performed, in all material respects, the obligations required to be performed by it under the terms of any agreement pursuant to which Seller obtains rights in any Designated Patents, Designated Trademarks, Designated Domain Names, Designated Licenses, and

Designated Intellectual Property, and neither Seller nor, to Seller’s knowledge, any third party is in material default under any such agreement.

(d)    Other than rights and licenses granted to (i) customers in the ordinary course of sales of the Business Products, (ii) the third party manufacturers set forth on Section 2.7(d) of the Disclosure Schedule in the ordinary course of the manufacture of the Business Products, or (iii) channel partners to enable them to market and sell the Business Products in accordance with their written distribution agreements, Seller has not granted to any third party any license or right to the commercial use of any of the Designated Patents, Designated Trademarks, Designated Domain Names, Designated Licenses and Designated Intellectual Property, except as set forth in Section 2.7(d) of the Disclosure Schedule.

(e)    All of the Designated Patents are currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are, to Seller’s knowledge, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date except as disclosed in Section 1.1(a)(iv) of the Disclosure Schedule. None of the Designated Patents have been or are now involved in any interference, reissue, reexamination, or opposition proceeding.

(f)    All of the registered Designated Trademarks are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are, to Seller’s knowledge, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date except as disclosed in Section 1.1(a)(v) of the Disclosure Schedule. None of the Designated Trademarks have been or are involved in any opposition, invalidation or cancellation proceeding.

2.8    Contracts.

(a)    Section 2.8(a) of the Disclosure Schedule set forth a list, as of the date of this Agreement, of each of the following categories of contracts of the Business (the “Material Contracts”):

(i)    any agreement for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $200,000;

(ii)    any agreement (or group of related written agreements with the same person or entity) for the purchase of products or services by the Business under which the undelivered balance of such products and services is in excess of $100,000;

(iii)    any agreement (or group of related written agreements (including purchase orders) with the same person or entity) for the sale of products or services by the Business under which the purchaser has purchased, in either of the last two fiscal years of the Business, in excess of $200,000 of such products and/or services;

(iv)    any agreement (or group of related written agreements (including purchase orders) with the same person or entity) under which the Business has purchased, in either of the last two fiscal years of the Business, in excess of $100,000 of products and/or services;

(v)    any agreement establishing a partnership or joint venture;

(vi)    any agreement (or group of related written agreements with the same person or entity) under which Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness the outstanding balance of which is more than $100,000 or under which Seller has imposed a Security Interest on any of its material assets, tangible or intangible, except for any Security Interests relating to any capitalized lease financing;

(vii)    any agreement that materially restricts or prohibits Seller’s conduct of the Business anywhere in the world, including any such agreement that restricts or prohibits Seller, in any material respect, from (1) designing, manufacturing, marketing or selling any Business Product anywhere in the world or (2) hiring or soliciting for hire any individual with respect to the Business anywhere in the world;

(viii)    any agreement between Seller and any Designated Employee;

(ix)    any agreement for the sale or other disposition of any Acquired Asset, other than agreements for the sale of goods and services in the ordinary course of business;

(x)    any agreement for the acquisition by Seller of any Acquired Asset, other than purchases of goods and services in the ordinary course of business; and

(xi)    any agreement or other arrangement under which any products, components or services are only available on a sole source basis, or any agreement requiring the Business (1) to purchase any materials, components or other supplies exclusively from a certain third party, (2) to supply the Business Products on a most favored nation pricing basis or (3) to furnish any Business Product exclusively to a specific customer or distributor in a geographic area, market or industry;

provided, however, that no agreement referred to in clauses (i) through (viii) above need be disclosed unless Seller currently has, or may in the future have, any rights or obligations thereunder.
(b)    Seller has made available to Buyer a correct and complete copy of each Material Contract and each Designated Contract (collectively, “Material Business Contracts”). Neither Seller nor, to Seller’s knowledge, any other party thereto, is in material default under any such Material Business Contract. To Seller’s knowledge, (i) no event has occurred or circumstance exists that, individually or in the aggregate, would give any other party thereto the right to accelerate Seller’s material obligations under, or to terminate, any Material Business Contract, (ii) no other party to a Material Business Contract has given Seller notice that such other party intends to terminate such Material Business Contract and (iii) each such Material Business Contract constitutes the valid and binding obligation of Seller and is enforceable against the Seller and, to Seller’s knowledge, each other party thereto in accordance with its respective terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors’ rights or creditors’ remedies and by general principles of equity.

2.9    Litigation. Section 2.9 of the Disclosure Schedule lists, as of the date of this Agreement, each (a) judgment, order, decree, stipulation or injunction (collectively, “Order”) relating to the Business, the Acquired Assets or the Business Products and (b) claim, complaint, action, suit, dispute, proceeding, hearing or investigation (collectively, “Proceeding”) relating to the Business, the Acquired Assets or the Business Products by or before any Governmental Entity to which Seller is a party that is pending or, to Seller’s knowledge, has been threatened against Seller.

2.10    Employee Matters.

(a)    Section 2.10(a) of the Disclosure Schedule sets forth:

(i)    all employees of Seller who are engaged exclusively in the Business (other than sales channel employees) and (ii) Natsuhiko Kondaibo and Bob Willis (collectively, the “Designated Employees”),

(ii)    each Designated Employee who is absent from work (whether due to long-term disability, short-term disability or for other reasons) and the cause of such absence, but does not disclose the names of such Designated Employees, and

(iii)    (x) the position and the annual rate of base salary or hourly wage of each Designated Employee and (y) each Employee Benefit Plan.

(b)    The sales channel employees (who, for the avoidance of doubt, do not constitute Designated Employees) and the Designated Employees consist of all of the employees necessary to operate the Business in all material respects as currently conducted, except for any employee filling a corporate level general and administrative role and who is not exclusively dedicated to the Business. No Designated Employee is subject to any collective bargaining agreement.

(c)    Section 2.10(c) of the Disclosure Schedule sets forth (i) the Temporary Employees and (ii) the employment agency through which such Temporary Employee has been hired. “Temporary

Employee” means a person who is employed on a temporary or part-time basis by the Seller through a third party employment agency and is engaged exclusively in the Business.

(d)    Where an Employee Benefit Plan has been reduced to writing, Seller has made available to Buyer accurate, current and complete copies of the plan document together with all amendments. Where an Employee Benefit Plan has not been reduced to writing, Seller has made available to Buyer a written summary of all material plan terms. No liability under Title IV of ERISA has been or is expected to be incurred by Seller or any of its ERISA Affiliates with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA (a “Single-Employer Plan”), currently or formerly maintained by any of them. Neither Seller nor any ERISA Affiliate has incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA, any portion of which remains outstanding as of the Closing Date (whether or not then due or payable). All contributions required to be made under the terms of any Employee Benefit Plan have, as of the Closing Date, been made. Seller and each ERISA Affiliate has met all applicable funding standards of Section 412 of the Code and Section 302 of ERISA, and neither Seller nor any ERISA Affiliate has an outstanding funding waiver. “ERISA Affiliates” means any entity which is considered a single employer together with Seller under Section 4001 of ERISA or Section 414 of the Code. For purposes of this Agreement, “Employee Benefit Plan” shall mean (x) any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (y) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (z) any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits, in the case of clauses (x) and (y), in which any Designated Employee participates.

2.11    Permits. The Designated Permits are all of the permits, licenses, franchises, or authorizations necessary to operate the Business in all material respects as currently conducted. To Seller’s knowledge, (a) Seller is not in violation of or default, in any material respect, under any Designated Permit and (b) no Designated Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.

2.12    Inventory. All inventory of Seller pertaining to the Business is usable and salable in the ordinary course of business, except for such excess and obsolete items and items of below-standard quality as are reflected in the Business Financial Statements. All inventories not written-off have been valued at the lower of cost or market.

2.13    Warranties. No Business Product is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of Seller, the form of which is set forth in Section 2.13 of the Disclosure Schedule, and (ii) manufacturers’ warranties for which Seller has no liability.

2.14    Sufficiency. (i) Assuming Buyer (or one or more of its Affiliates) has the ability to provide to the Business all corporate-level services currently provided to the Business by Seller (including, but not limited to, finance, human resources, information technology, a worldwide distribution network and a worldwide sale force) and (ii) after giving effect to the services to be provided to Buyer pursuant to the Transition Services Agreement, the Acquired Assets are, when utilized by a labor force substantially similar to the labor force employed by Seller in connection with the Business on the date hereof, adequate to conduct the Business immediately following the Closing in all material respects as currently conducted by Seller.

2.15    Brokers’ Fees. The Assumed Liabilities do not include any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.16    Product Liability. Section 2.16 of the Disclosure Schedule lists, for the two (2) calendar year period prior to the date of this Agreement, (a) any material quality issues with respect to the Business Products and (b) all existing and pending claims against, or liabilities of, Seller arising from or alleged to arise from the use of any Business Product, except in each case such claims and liabilities that arose in the ordinary course of business and that are not material individually or in the aggregate. There (x) has been no recall or government investigation or, to the Seller’s knowledge, threatened recall or government investigation, in the five calendar years prior to the date of this Agreement of any Business Product and (y) is no pending or, to the Seller’s knowledge, threatened, recall of any Business Product.

2.17    Legal Compliance. Since January 1, 2009, Seller has conducted the Business in compliance in all material respects with all laws, rules, regulations, and Orders applicable to the Business. For the avoidance of doubt, this Section 2.17 shall not be interpreted as a representation regarding intellectual property or an infringement thereof, but solely to the extent addressed in Section 2.7 hereof.

2.18    Undisclosed Liabilities. Except as set forth in Section 2.18 of the Disclosure Schedule, the Business has no liabilities that, individually or in the aggregate, would reasonably be expected to be material to the Business, other than liabilities that (a) would be accrued or reserved against in a balance sheet prepared in accordance with GAAP and the Company’s accounting principles and methodologies, (b) were incurred in the ordinary course of the Business after December 31, 2013 and are consistent in all material respects with the type and amount of such liabilities incurred in connection with the operation of the Business in the corresponding period during the Seller’s 2013 fiscal year, or (c) result from the obligations under this Agreement or its ancillary agreements. The Business has no liabilities that would constitute “off balance sheet” liabilities as determined in accordance with GAAP.

2.19    Real Property.

(a)    Owned. Seller does not own any real property exclusively related to the Business.

(b)    Leased. Seller does not lease any real property exclusively related to the Business, except for the premises set forth on Section 2.19 of the Disclosure Schedule (the “Leased Real Property”), which Seller leases pursuant to the lease agreement identified therein (the “Real Property Lease”). Neither the Seller, nor, to Seller’s knowledge, any other party thereto, is in material default under the Real Property Lease. The Real Property Lease is valid and in full force and effect, and Seller has the right to use the leased real property in accordance with the Real Property Lease. Seller has made available to the Buyer a complete and correct copy of the Real Property Lease and all amendments thereto.

2.20    Intentionally Omitted.

2.21    Environmental Compliance.

(a)    Seller is in compliance in all material respects with applicable Environmental Laws with respect to the operations of the Business.

(b)    Seller has not received any written notice which is outstanding and unresolved regarding any material violation of any Environmental Laws, or any material liability, including any such material liability in connection with investigatory, remedial or corrective obligations, relating to the Business or any of its facilities arising under any Environmental Law. Seller has not by contract or operation of law assumed responsibility for any material liabilities or obligations of any third party arising under Environmental Laws with respect to the Business, except for such liabilities and obligations that have been resolved or completed.

(c)    Except as set forth on Section 2.21(c) of the Disclosure Schedule, the Seller has not released any Hazardous Materials in connection with the Business in violation in any material respect of any Environmental Laws. “Environmental Laws” means any applicable federal, foreign, state, local or municipal statute, law or regulation, in each case relating to (i) pollution or the protection of the environment, or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material, in each case as enacted and in effect on or prior to the Closing Date. “Hazardous Materials” means any toxic, reactive, corrosive, ignitable or flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous chemical, or chemical compound, or substance, material or waste, whether solid, liquid or gas, that (x) is subject to regulation, control, reporting, removal or remediation under any Environmental Laws; or (y) contains any petroleum product or by product, asbestos, lead or polychlorinated biphenyls, radioactive material or radon.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the representations and warranties set forth in this Article III are true and correct as of the date hereof, except to the extent such representations and warranties are made as of a particular date (in which case such representations and warranties were true and correct as of such date).
3.1    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

3.2    Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance by Buyer of this Agreement and its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforcement may be limited by the Bankruptcy and Equitable Remedies Exception.

3.3    Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and applicable foreign antitrust or trade regulation laws, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, will:
(a)conflict with or violate any provision of the charter or bylaws of Buyer;

(b)require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

(c)conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which if not obtained or made would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d)violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4    Litigation. There is no claim, complaint, action, suit, proceeding, hearing or investigation by or before any Governmental Entity to which Buyer is a party or, to Buyer’s knowledge, which has been threatened against Buyer that would reasonably be expected to result in a Buyer Material Adverse Effect.

3.5    Financing. Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and to fulfill its obligations hereunder, including payment to Seller of the Purchase Price at the Closing.

3.6    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

3.7    Broker’s Fees. Buyer has no obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.8    No Other Representations or Warranties. Except for the representations and warranties set forth in Article II (each as qualified and limited by the Disclosure Schedule), Buyer hereby acknowledges and agrees that (a) neither Seller nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to the Acquired Assets, including with respect to any information provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, and (b) neither Seller nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, or the use by Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them by Seller or any of its subsidiaries, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, in “data rooms”, confidential information memoranda or management presentations, whether in anticipation or contemplation of the transactions contemplated by this Agreement or otherwise. Buyer also acknowledges that its sole and exclusive recourse in respect of the transactions contemplated by this Agreement is to assert the rights of Buyer pursuant to Articles VI and VIII and Section 10.13.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1    Efforts; Hart-Scott-Rodino Act. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated by this Agreement, including to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities, to effect all registrations, filings and notices with or to Governmental Entities and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall (i) promptly file (or cause to be filed) any necessary Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, (ii) use commercially reasonable efforts to obtain an early termination of any applicable waiting period, (iii) make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable, (iv) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation law, and (v) use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the Hart-Scott-Rodino Act or any applicable foreign antitrust or trade regulation law and to contest and resist any action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the transaction contemplated by this Agreement under the Hart-Scott-Rodino Act or any applicable foreign antitrust or trade regulation law. Except to the extent prohibited by applicable law, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to the Hart-Scott-Rodino Act or any applicable foreign antitrust or trade regulation law. Buyer shall bear the filing fees associated with such filings under the Hart-Scott-Rodino Act and any applicable foreign antitrust or trade regulation laws.

4.2    Maintenance of Acquired Assets. Except (a) as contemplated by this Agreement, (b) as required by applicable law or by any agreement in effect on the date hereof, (c) as set forth on Schedule 4.2 attached hereto, or (d) with Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the Closing Date, Seller shall not sell, transfer, license or otherwise dispose of to any third party any portion of the Acquired Assets (except for the sale of goods and services in the ordinary course of business).

4.3    Certain Covenants of Buyer. Prior to the Closing, Buyer will not, directly or indirectly, without the prior written consent of Seller, take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action.

4.4    Access. Subject to compliance with applicable laws and regulations and contractual obligations of Seller regarding proprietary information of third parties, Seller shall permit the representatives of Buyer listed on Schedule 4.4 to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of Seller) to the premises, properties, financial and accounting records, contracts, and other records and documents, pertaining to the Acquired Assets and the Business Products for reasonable business purposes. Buyer acknowledges that it remains bound by the confidentiality agreement, dated November 4, 2013, previously entered into between Buyer and Seller (the “Confidentiality Agreement”). Prior to the Closing, Buyer and its representatives shall not contact or communicate with the employees, customers or suppliers of Seller in connection with the transactions contemplated by this Agreement, except with the prior written consent of Seller.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a)    the representations and warranties of Seller set forth in Article II shall be true and correct in all material respects on and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by Section 9.2(b) of this Agreement or consented to by Buyer, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to the following clause (iii)), and (iii) for those representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects as of the Closing Date;

(b)    Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c)    Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.1 is satisfied;

(d)    no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e)    all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign antitrust or trade regulation laws listed on Schedule 5.1(e) shall have expired or otherwise been terminated;

(f)    Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b); and

(g)    at least seventy-five percent (75%) of the Designated Employees (inclusive of the Key Employees) and all of the Designated Employees set forth on Schedule 5.1(g) (the “Key Employees”) shall have accepted Buyer’s offer of employment.

5.2    Conditions to Obligations of Seller. The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)    the representations and warranties of Buyer set forth in Article III shall be true and correct in all material respects on and as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement or consented to by Seller, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) for those representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects as of the Closing Date;

(b)    Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c)    Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied;

(d)    no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity which would reasonably be expected to result in a judgment, order, decree, stipulation or injunction that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e)    all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the foreign antitrust or trade regulation laws listed on Schedule 5.1(e) shall have expired or otherwise been terminated; and

(f)    Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(b).

ARTICLE VI
INDEMNIFICATION

6.1    Indemnification by Seller. Subject to the terms and conditions of this Article VI, from and after the Closing, Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses) (collectively, “Damages”) incurred or suffered by Buyer:

(a)    to the extent resulting from any (i) breach of any representation or warranty of Seller contained in Article II of this Agreement or (ii) failure to perform any covenant or agreement of Seller contained in this Agreement; or

(b)    to the extent resulting from or constituting Excluded Liabilities.

6.2    Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Seller in respect of, and hold Seller harmless against, any and all Damages incurred or suffered by Seller:

(a)    to the extent resulting from any (i) breach of any representation or warranty of Buyer contained in Article III of this Agreement or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement; or

(b)    to the extent resulting from or constituting Assumed Liabilities.

6.3    Claims for Indemnification.

(a)    Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. A person or entity entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party, provided, however, that delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations to the extent, if at all, that it is prejudiced by reason of such delay or failure. At any time following the delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense, and the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) law firm for all Indemnified Parties. The Party not controlling the defense of a third party indemnity claim may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement unless it is determined by a court of applicable jurisdiction that the Indemnifying Party was not required to indemnify the Indemnified Party for such claim under this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) law firm for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a reasonably detailed description, including the amount (to the extent known), of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonably detailed explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of the applicable Claim Notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.14.

6.4    Survival.

(a)    The representations and warranties of Seller and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.1(c) and 5.2(c) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the first (1st) anniversary of the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties of Seller contained in Section 2.7(b), (c), (d), (e) and (f) (collectively the “IP Representations”) shall survive the Closing and the transactions contemplated hereunder and continue until the date that is three (3) years after the Closing Date, at which time they shall expire, (ii) the representations and warranties of Seller contained in Section 2.6 and Section 2.7(a) (collectively, the “Title Representations”) shall survive the Closing and the transactions contemplated hereunder and continue until the date that is six (6) years after the Closing Date, at which time they shall expire and (iii) the representations and warranties of Seller contained in Sections 2.1, 2.2 and 2.3(a) and of Buyer contained in Sections 3.1, 3.2 and 3.3(a) shall survive the Closing and the consummation of the transactions contemplated hereby without limitation. “Fundamental Representations” means the representations and warranties contained in Sections 2.1, 2.2, 2.3(a), 3.1, 3.2, and 3.3(a).

(b)    None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing only until the expiration of the term of the undertaking set forth in such agreement and covenant.

(c)    Neither Party shall have any liability or obligation of any nature with respect to any representation or warranty after the termination or expiration thereof, subject to Section 6.4(d) hereof.

(d)    Any valid claim that is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in Section 6.4(a) of the representation or warranty that is the basis for such claim shall survive until such claim is finally resolved and satisfied solely for purposes of such claim.

6.5    Limitations.

(a)    From and after the Closing, the rights of the Indemnified Parties under this Article VI and the remedies expressly provided in Section 10.13 shall be the sole and exclusive remedies of the Parties and their respective Affiliates with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing sentence, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(b)    Subject to the last clause of this Section 6.5(b), but otherwise notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(i)    the aggregate liability of Seller for all Damages under this Agreement shall not exceed an amount equal to $8,700,000;

(ii)    the aggregate liability of Buyer for all Damages under this Agreement shall not exceed an amount equal to $8,700,000;

(iii)    no individual claim or series of related claims for indemnification under this Article VI shall be valid and assertable unless it is (or they are) for an amount in excess of $50,000;

(iv)    Seller shall be liable under this Agreement for only that portion of the aggregate Damages hereunder that exceeds $1,305,000; and

(v)    Buyer shall be liable under this Agreement for only that portion of the aggregate Damages hereunder that exceeds $1,305,000;

provided, however, that (x) the limitations of Section 6.5(b) shall not apply to the Fundamental Representations, the IP Representations, the Title Representations or to any claim described in Sections 6.1(a)(ii), 6.1(b), 6.2(a)(ii), or 6.2(b), (y) the aggregate liability of Seller for all Damages for a breach of the Title Representations shall not exceed an amount equal to the Purchase Price and (z) the aggregate liability of Seller for all Damages for a breach of the IP Representations shall not exceed an amount equal to $21,750,000.
(c)    In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VI that are consequential, in the nature of lost profits, special or punitive, except with respect to any consequential loss or lost profits that arise directly out of breaches of Sections 9.1(f) and 9.6 or a breach of the IP Representations; provided, however that in the case of a breach of the IP Representations, Buyer shall only be entitled to indemnification for consequential losses or lost profits that are a direct result of Buyer being enjoined from selling a Business Product because such Business Product infringes the intellectual property of a third party. Each Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to such Indemnified Party by the Indemnifying Party under this Agreement.

(d)    The amount of any Damages for which indemnification is provided under this Article VI shall be reduced by any related recoveries that the Indemnified Party receives under insurance policies or other related payments received from third parties and the amount of any net Tax benefit realized by such Indemnified Party (or an Affiliate thereof) which is attributable to the Damages to which such indemnity claim relates. The Parties shall apply a total combined Tax rate of 40% for purposes of calculating the net Tax benefit of an Indemnified Party under this Section 6.5(d). An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance or other third-party claims and Tax benefits to which it may be entitled in connection with any Damages it incurs. If an Indemnified Party (or an Affiliate) receives any insurance or other third-party payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within ten (10) Business Days of receiving such insurance or other third-party payment, an amount equal to the excess, if any, of (i) the amount previously received by the Indemnified Party under this Agreement with respect to such claim plus the amount of the insurance or other third-party payments received, over (ii) the aggregate amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Agreement.

(e)    In no event shall a Party be liable for any Damages arising from or relating to, directly or indirectly, (i) a breach that is remedied by the breaching Party prior to the non-breaching party suffering Damages or for which the non-breaching Party receives full compensation within a reasonable period of time after the breaching Party receives notice of such breach or (ii) any act, omission or transaction carried out by or at the request, or with the consent of, the non-breaching Party before, on or after the Closing Date.

6.6    Treatment of Indemnification Payments. To the extent permissible under applicable law and rules (including the Code) and U.S. GAAP, all indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.

ARTICLE VII
TERMINATION

7.1    Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a)    the Parties may terminate this Agreement by mutual written consent;

(b)    Buyer may terminate this Agreement by giving written notice to Seller if any of the conditions precedent under Section 5.1 hereof have become incapable of fulfillment;

(c)    Seller may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 5.2 hereof have become incapable of fulfillment;

(d)    Buyer or Seller may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before May 16, 2014 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof provided, however, that if any initial waiting period under the Hart-Scott-Rodino Act or any suspension period under any applicable foreign antitrust or trade regulation law listed in Schedule 5.1(e) has not expired or been terminated then the 60-day termination date in this Section 7.1(d) shall be extended for an additional sixty (60) days; and

(e)    Buyer may terminate this Agreement within fifteen (15) days following delivery by Seller to Buyer of an update to the Disclosure Schedule pursuant to Section 9.2(b) where (i) such update is of any event or development that occurred after the date of this Agreement but prior to the Closing and would reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to include such update on the date of this Agreement results in a breach of a representation or warranty of Seller set forth in Article II of this Agreement, without giving effect to any right of Seller to update the Disclosure Schedule pursuant to any provision of this Agreement, which breach would cause the condition set forth in Section 5.1(a) not to be satisfied (without giving effect to the exception in Section 5.1(a)(i));

provided, however, that neither Party may terminate this Agreement pursuant to the foregoing clauses (b) through (d) if the basis for termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.
7.2    Effect of Termination.

(a)    Except as set forth in Section 7.2(b), if either Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party.

(b)    Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement shall survive the termination of this Agreement for any reason.

ARTICLE VIII
TAX MATTERS

8.1    Responsibility for Certain Taxes.

(a)    Any real property, personal property, or other similar Taxes levied with respect to the Acquired Assets for any taxable period that includes but does not end on the Closing Date, whether paid prior to, on or after the Closing Date, shall be apportioned between Seller and Buyer based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date. Seller shall be responsible for and shall pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period ending on the Closing Date, and Buyer shall be responsible for and pay the proportionate amount of such Taxes that is attributable to the portion of the taxable period beginning after the Closing Date. To the extent that Seller has, on or prior to the Closing Date, paid any such Taxes, Buyer shall reimburse Seller at the Closing for the amount of such Taxes that is allocable to the portion of the taxable period beginning after the Closing Date. If Seller or Buyer receives a refund or credit of any such Taxes, that party shall reimburse the other party for its proportionate share of the tax refund or credit. For purposes of this Agreement, “Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a taxing authority in connection with Taxes.

(b)    Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, recording, registration, documentary, filing and other similar non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement. Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable law, Seller will join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, Seller shall be responsible for any income tax, franchise tax, capital gains or other Tax in any jurisdiction that is determined based in whole or in part on the Seller’s gain from the disposition of assets in the transactions contemplated by this Agreement. Seller shall also be responsible for collecting all applicable sales taxes for sales of goods prior to the Closing, and, where Buyer has applicable sales tax exemption certificates, it shall provide such certificates to Seller.

ARTICLE IX
FURTHER AGREEMENTS

9.1    Access to Information; Record Retention; Cooperation.

(a)    Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as not to unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information, personnel files (to the extent Seller obtains consent of the applicable employees), files containing healthcare information, or any files protected by data privacy laws (other than in compliance with such laws) (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Acquired Assets prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 9.1(a) for, without limitation, financial and tax reporting and accounting matters, preparing financial statements, preparing securities law or exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes.

(b)    Access to Personnel. Following the Closing, each Party shall use commercially reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings or dispute in which the requesting Party may from time to time be involved relating to the Acquired Assets or the Business Products prior to the Closing or for any other matter referred to in Section 9.1(a).

(c)    Reimbursement. A Party providing Information or personnel to another Party under Section 9.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d)    Retention of Records. Except as otherwise required by law or agreed to in writing by the Parties, each of Buyer and Seller shall use commercially reasonable efforts to preserve all Information in its possession pertaining to the Acquired Assets prior to the Closing until the longer of five (5) years after the Closing Date or the period required by applicable law. Notwithstanding the foregoing, in lieu of retaining any specific Information, either Party may offer in writing to the other Party to deliver such Information to the other Party and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

(e)    Preparation of Seller Financial Statements. Following the Closing, Buyer shall prepare and provide to Seller and its subsidiaries all information relating to the Acquired Assets or the Business reasonably required for Seller and its subsidiaries to prepare the financial statements of Seller and its subsidiaries for all fiscal periods that precede or include the Closing Date.

(f)    Confidentiality. Each of Buyer and Seller (each, a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party furnished to it by the other Party (the “Disclosing Party”) or the other Party’s Affiliates or representatives at any time prior to Closing or pursuant to this Section 9.1 (in each case, except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 9.1, (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party without utilizing any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(f). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed. From and after the Closing, Seller shall not, and shall use reasonable efforts to cause its Affiliates not to, either directly or indirectly, disclose, publish or make use of (except to pursue its rights under this Agreement or any of the ancillary agreements), without the prior written consent of Buyer, any knowledge, information or documents of a proprietary or confidential nature with respect to the Business (including information, knowledge or documents relating to the personnel of the Business or the Acquired Assets), except (x) to the extent such knowledge, information or documents shall have become public knowledge other than through improper disclosure by Seller or its Affiliates or (y) as required by law (including by interrogatories, subpoena, civil investigation, demand or other legal process); provided, however, that in the case of disclosure compelled by judicial or administrative process, Seller shall (to the extent permitted by applicable law) notify Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.1(f).

9.2    Disclosure Generally.

(a)    Any information furnished in the Disclosure Schedule (or any update thereto) shall qualify and limit Seller’s representations and warranties in the corresponding section and/or subsection of Article II hereof and shall also qualify such other sections and subsections in Article II to the extent it is reasonably evident that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Acquired Assets or the Business Products, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the terms “Seller’s knowledge”, “known by Seller” or other words of similar meaning shall mean the actual knowledge on the date hereof of the persons listed on Schedule 9.2(a) after reasonable inquiry and shall not refer to the knowledge of any other person or entity.

(b)    Seller shall be entitled to submit to Buyer, from time to time between the date hereof and the Closing Date, written updates to the Disclosure Schedule disclosing any events or developments that occur or any information learned between the date of this Agreement and the Closing Date. Seller’s representations and warranties contained in Article II shall be construed for all purposes of this Agreement (including without limitation Section 5.1(a) hereof) in accordance with the Disclosure Schedule, as so updated; provided that Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedule to the extent provided in Section 7.1(e).

9.3    Covenants Regarding New Buyer Employees. It is the intent of the Parties that all Designated Employees be offered employment by Buyer, as set forth in further detail below in this Section 9.3. For purposes of this Agreement, “New Buyer Employees” shall mean those Designated Employees who accept employment with Buyer or its subsidiaries in connection with the Closing.

(a)    Employment Offers to Designated Employees. As soon as reasonably practicable following the date of this Agreement, Buyer shall make offers of employment to the Designated Employees. Each offer of employment to a Designated Employee shall provide compensation terms and other benefits (including severance) comparable in the aggregate to those provided to similarly situated employees of Buyer on the date hereof (“Comparable Terms”). For greater clarity, the base salary to be offered to each such Designated Employee by Buyer shall be the same or higher than the base salary provided to such Designated Employee by Seller on the date hereof.

(b)    New Buyer Employees. On the Closing Date, the New Buyer Employees will be considered to have resigned from their employment with Seller, and Buyer shall thereafter, either directly or through one of its Affiliates, employ all such New Buyer Employees, for at least a period of three (3) months following the Closing Date (the “Retention Period”), on the Comparable Terms, except that Buyer may terminate any such New Buyer Employee for violations of law or gross misconduct.

(c)    Employee Liability Claims.

(i)    Except as otherwise provided in this Section 9.3(c)(i), all costs, expenses, liabilities and disbursements, if any, incurred in connection with the termination by Seller or any Affiliate thereof of any employment of any Designated Employee in connection with the Closing (including any Designated Employee who does not accept an offer of employment with Buyer) (“Termination Costs”) shall be borne by Buyer, directly or through prompt reimbursement of Seller or an Affiliate of Seller upon presentation of evidence of such costs or disbursements. The estimated Termination Costs for each Designated Employee are set forth in Schedule 9.3(c)(i). Seller shall be responsible for, and shall pay at or prior to the Closing, all accrued but unpaid salary or wages of the New Buyer Employees relating to work performed prior to the Closing. Seller or its Affiliate shall retain responsibility for and shall pay to all departing Designated Employees any unused vacation or paid time off, pro rata or other incentive bonuses for the portion of the bonus period ending on the Closing Date (subject to any discretionary authority it may retain as to eligibility for or calculation of such bonuses), amounts payable under “Success Incentive” letters or other stay-pay and change of control arrangement in connection with the closing of the transactions contemplated by this Agreement, and benefits under Seller’s Employee Benefit Plans (other than, for the avoidance of doubt, any severance). For the avoidance of doubt, Seller and/or Seller’s Employee Benefit Plans shall retain responsibility for and shall pay all required disability payments relating to any disability liability with respect to a Designated Employee that arises prior to Closing, including liability arising out of any disability claim asserted prior to Closing.

(ii)    All costs and disbursements incurred in connection with the employment, engagement or termination by Buyer of any New Buyer Employee on or after the Closing Date shall be borne solely by Buyer.

(d)    Buyer Employee Plans.

(i)    Subject to Section 9.3(a), with respect to New Buyer Employees, (i) Buyer will allow such New Buyer Employees and their eligible dependents to participate in the employee benefit plans maintained by Buyer or its Affiliates on terms comparable to those provided by Buyer or its Affiliates to its similarly situated employees, (ii) each such New Buyer Employee will receive credit for purposes of eligibility to participate and vesting under such plans for years of service with Seller or any ERISA Affiliate prior to the Closing Date, provided that Seller provides the applicable service information at such time and in such format as the administrator of the applicable Buyer plan shall reasonably require, and (iii) Buyer will make commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group pension, health, life, accident or disability plans of Buyer in which such New Buyer Employees and their eligible dependents will participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date, provided that Seller provides the applicable information at such time and in such format as the administrator of the applicable Buyer plan shall reasonably require.

(ii)    Buyer shall cause a tax qualified defined contribution retirement plan established or maintained by Buyer (the “Buyer Plan”) to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from New Buyer Employees who participated in Seller’s 401(k) plan (the “401(k) Plan”) with respect to any account balances distributed to them in cash on or after the Closing Date by the 401(k) Plan, subject to any restrictions under applicable law. Direct rollovers of outstanding loans from Seller’s 401(k) Plan to the Buyer Plan shall be permitted, subject to receipt of evidence satisfactory to the plan administrator of the Buyer Plan that Seller’s 401(k) Plan is qualified under Section 401(a) of the Code and that the transferred amount meets the requirements for an eligible rollover distribution under Section 402(c) of the Code.

(e)    Immigration Related Obligations. Subject to Seller’s compliance with immigration laws in all material respects prior to Closing, Buyer shall assume any of Seller’s immigration related obligations and liabilities relating to Designated Employees who are foreign nationals of the country in which they are working, such as (but not limited to), those arising in connection with filings by Seller of Labor Condition Applications, nonimmigrant/immigrant visa petitions, work permit applications or extensions and Applications for Alien Employment (Labor) Certification.

(f)    Limitations. Nothing contained in this Section 9.3 shall give any current or former employee or any other individual associated therewith or any Employee Benefit Plan or trustee thereof or any other third party any right to enforce the provisions of this Section 9.3.

(g)    Temporary Employees. Buyer may offer employment to any Temporary Employee, but is not obligated to do so. If Buyer makes such an offer and the Temporary Employee accepts the offer (each such employee, a “Buyer Temporary Employee”), then Buyer shall be responsible for liabilities and obligations relating to the Buyer Temporary Employee which arise from and after the Closing, and Seller shall remain responsible for liabilities and obligations relating to the Buyer Temporary Employee for periods prior to the Closing. Notwithstanding anything to the contrary in this Agreement, Seller shall remain responsible for the liabilities and obligations relating to Seller’s employment of any Temporary Employee who does not receive an offer from Buyer or who receives, but declines to accept, such offer.

9.4    Use of Name for Transition Period.

(a)    Following the Closing, except as otherwise expressly provided herein, Buyer shall have no rights to use any trademarks, tradenames, logos or any contraction, abbreviation or simulation of Seller (the “Retained Marks”) and will not hold itself out as having any affiliations with Seller. For the avoidance of doubt, the Retained Marks do not include the Designated Trademarks.

(b)    Notwithstanding the provisions of Section 9.4(a) but subject to Section 9.4(d), Buyer may utilize sales promotional aids, literature and other printed material transferred by Seller to Buyer on the Closing Date and containing the Retained Marks (the “Sales Material”); provided, that no such material may be used by Buyer on or after the Closing Date for any purpose unless, as soon as reasonably practicable after the Closing Date, Buyer provides reasonable notice of the fact that the any such product was formerly a product of Seller.

(c)    Notwithstanding the provisions of Section 9.4(a) but subject to Section 9.4(d), Buyer may continue to use the Retained Marks following the Closing Date on inventories existing on the Closing Date, provided that the products in such inventories are not modified or enhanced in any manner.

(d)    Buyer will use its best efforts to discontinue the use of the Retained Marks on such inventory and Sales Material within 180 days after the Closing Date; provided, however, Buyer will be deemed to have used its best efforts where the “copy exact” nature of the product labelling requires a period longer than 180 days to alter the product labels, in which case Buyer shall have such additional time as reasonably required for institution and approval of the necessary product label changes in conformance with the “copy exact” requirements and processes. Notwithstanding the provisions of Section 9.4(a), Buyer may disclose to its customers and potential customers that it is designing, manufacturing and selling the Business Products as the acquirer of the Business from Seller from and after the Closing Date.

(e)    The licenses to use the Retained Marks set forth in this Section 9.4 shall not prohibit Seller or any of its subsidiaries from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner.

9.5    Payment of Certain Monies. In the event that Seller (or an Affiliate thereof) inadvertently pays or discharges, after the Closing, any Assumed Liabilities, Buyer shall reimburse Seller or such Affiliate for the amount so paid or discharged within thirty (30) days of being presented with written evidence of such payment or discharge. Buyer shall promptly forward to Seller all monies received by Buyer or its Affiliates following the Closing with respect to any Excluded Asset promptly (and in any event within ten (10) Business Days) after Buyer determines that such amounts are due to Seller hereunder. In the event that Seller (or an Affiliate thereof) receives payment of amounts otherwise due to Buyer (including amounts for Business Product ordered prior to Closing, but shipped in whole or part after Closing), then Seller shall promptly forward to Buyer all monies received by Seller or its Affiliates following the Closing with respect to any such Acquired Asset promptly (and in any event within ten (10) Business Days) after Seller determines that such amounts are due to Buyer hereunder.

9.6    Covenant Not to Compete. During the period commencing on the Closing Date and continuing until the date that is three (3) years after the Closing Date (the “Noncompetition Period”), no Noncompetition Party shall design, license, manufacture, market, service, or sell any product that is competitive with the Business Products (“Competitive Activities”); provided, however, that, for greater clarity, the foregoing covenant shall not prohibit, or be interpreted as prohibiting, any Noncompetition Party from:

(a)    continuing anywhere in the world in any type of business conducted by any Noncompetition Party on the date hereof (including any extensions or additions to such business), other than the Competitive Activities;

(b)    entering into any relationship with a person or entity not owned, managed, operated or controlled by any Noncompetition Party for purposes unrelated to the Competitive Activities;

(c)    making equity investments in publicly owned companies which conduct Competitive Activities, provided such investments do not exceed 5% of the outstanding stock of any such publicly owned company;

(d)    acquiring any person or entity which conducts Competitive Activities if either:

(i)    in the calendar year prior to such acquisition, the consolidated revenues of such person or entity from its Competitive Activities do not constitute more than 25% of the total consolidated revenues of such person or entity; or

(ii)    the applicable Noncompetition Party promptly commences and thereafter pursues until the expiration of the Noncompetition Period, the transfer of that portion of the business of such person or entity as constitutes Competitive Activities upon terms and conditions and at a price reasonably determined by the applicable Noncompetition Party.

For purposes of the Agreement, “Noncompetition Party” means Seller and any direct or indirect majority-owned subsidiaries of Seller while (but only while) such entity is a direct or indirect majority-owned subsidiary of Seller.

9.7    Covenant Not to Solicit. During the period commencing on the Closing Date and continuing until the third (3rd) anniversary of the Closing Date, no Noncompetition Party shall (a) solicit for employment any of the New Buyer Employees or Buyer Temporary Employees while they remain employed by Buyer (or any of its Affiliates), except for general solicitations of employment not specifically directed at New Buyer Employees or Buyer Temporary Employees or (b) hire any New Buyer Employees or Buyer Temporary Employees, except in each case where the employment of such New Buyer Employees or Buyer Temporary Employees has been terminated by Buyer prior to such hiring.

9.8    Records Delivery. As soon as reasonably practicable following the Closing Date, Seller shall deliver to Buyer all of the books and records of the Business necessary to operate the Business as currently conducted (except for (i) such corporate records that are not exclusively related to the Business and as to which Buyer will have separate access under this Article 9 and (ii) personnel files which may not be delivered without the applicable employee’s consent or which delivery is prohibited by applicable law) and to understand the rights and liabilities of the Business as of the Closing, including the Designated Books and Records.

ARTICLE X
MISCELLANEOUS

10.1    Press Releases and Announcements. Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

10.2    No Third Party Beneficiaries. Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or entity (including with respect to any employee or former employee of Seller, Buyer or any of their Affiliates, any New Buyer Employees, and any Designated Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

10.3    Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.

10.4    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, the Confidentiality Agreement and the other documents and instruments referred to herein) constitutes the entire agreement between the parties to this Agreement and supersedes any prior statements, understandings, agreements or representations by or between the parties hereto, whether written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement.

10.5    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except to an Affiliate of a Party or to the purchaser of all or substantially all of the equity interests or assets of a Party.

10.6    Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.7    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one business day after it is sent by (a) a reputable courier service guaranteeing delivery within one business day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

If to Buyer: MKS Instruments, Inc. 2 Tech Drive, Suite 201 Andover, MA 01810 Telecopy: : 978-557-5130 Telephone: 978-645-5500 Attention: Jerry Colella President and Chief Executive Officer	Copy to: MKS Instruments, Inc. 2 Tech Drive, Suite 201 Andover, MA 01810 Telecopy: 978-557-5160 Telephone: 978-645-5500 Attention: Kathleen Burke Vice-President and General Counsel

If to Seller: Brooks Automation, Inc. 15 Elizabeth Drive Chelmsford, MA 01824 Attn: General Counsel Telecopy: (978) 262-2500 Telephone: (978) 262-7655
Copies to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telecopy: (617) 526-5000
Attention: Mark G. Borden

Wilmer Cutler Pickering Hale and Dorr LLP
950 Page Mill Road
Palo Alto, California 94034
Telecopy: (650) 858-6100
Attention: Joe Wyatt

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.9    Governing Law. Subject to the provisions of certain Exhibits hereto regarding the application of local law, this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

10.10    Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.12    Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.13    Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the Parties and the matter without any requirement for the posting of a bond or other security.

10.14    Submission to Jurisdiction. Subject to the provisions of certain Exhibits hereto regarding the submission of actions and proceedings arising out of or relating to such Exhibits to courts of local jurisdictions, each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.14, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

10.15    Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of the bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

10.16    Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time; (vii) references to a person or entity are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (ix) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (x) references to a law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party.

10.17    Foreign Exchange Conversions. If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) referred to herein (including the calculation, payment or reimbursement of Damages under Article VI hereof) is originally stated or expressed in a currency other than United States Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into United States Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article VI hereof, would have first become obligated to do so but for the operation of Section 6.5(b) hereof); provided, however, that nothing in this Section 10.17 shall be deemed to require either Party to make any foreign currency conversion or other similar calculation that violates or conflicts with, or otherwise causes a party to violate, applicable law or U.S. GAAP.

10.18    Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

10.19    Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.
SELLER
BROOKS AUTOMATION, INC.
By:        /s/ Stephen S. Schwartz
Print Name:    Stephen S. Schwartz
Print Title:    Chief Executive Officer
BUYER
MKS INSTRUMENTS, INC.
By:        /s/ Gerald G. Colella
Print Name:    Gerald G. Colella
Print Title:    CEO & President

[Signature Page to Asset Purchase Agreement]

Amendment to Asset Purchase Agreement

This amendment (the “Amendment”), dated May 9, 2014 is to the Asset Purchase Agreement by and between Brooks Automation, Inc., a Delaware corporation (“Seller”), and MKS Instruments, Inc., a Massachusetts corporation (“Buyer”), dated as March 17, 2014 (the “Asset Purchase Agreement). Buyer and Seller are collectively referred to herein as the “Parties”. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Asset Purchase Agreement.

WHEREAS, the Parties acknowledge that certain of the Acquired Assets are owned by foreign subsidiaries of the Seller, and

WHEREAS, the Parties intend to amend the Asset Purchase Agreement to provide for the transfer and sale of such assets to be directly between the applicable subsidiaries of the Buyer and Seller,

NOW THEROFRE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment and the Asset Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

(a)”Foreign Assets” mean that portion of the Acquired Assets that is owned directly by the Seller’s foreign subsidiaries, rather than the Seller itself.

(b)“Seller Foreign Sub” means each subsidiary of the Seller that is incorporated or organized in a jurisdiction other than the United States and that owns any Foreign Assets. Each Seller Foreign Sub is listed on Schedule 1 hereto.

(c)“Buyer Foreign Sub” means each subsidiary of the Buyer that is incorporated or organized in a jurisdiction other than the United States and that has been designated by the Buyer to purchase any portion of the Foreign Assets. Each Buyer Foreign Sub is listed on Schedule 1 hereto.

(d)“Foreign Asset Value” means the aggregate value of the Foreign Assets, which shall be book value, or, where book value is not applicable, the fair market value as mutually agreed to by the Parties. For purposes of Section 2(c)(i) below, the Foreign Asset Value shall be converted into U.S. dollars in accordance with Section 10.17 of the Asset Purchase Agreement (entitled “Foreign Exchange Conversions”).

2.	Closing

(a)    Immediately prior to the Closing, the Seller shall list on Schedule 2 each of the Foreign Assets, identifying the Seller Foreign Sub that owns each such Foreign Asset and the Foreign Asset Value for each such Foreign Asset (as determined in accordance with Section 1(d) above).

(b)    On the first business day (local time for the applicable foreign subsidiary) following the Closing, Seller shall cause each of its Seller Foreign Subs to sell, convey, assign, transfer and deliver the Foreign Assets owned by it to the respective Buyer Foreign Sub identified on Schedule 1, and Buyer shall cause its Buyer Foreign Subs to purchase and acquire from Seller Foreign Subs all of such Seller Foreign Subs’ right, title and interest in and to such Foreign Assets, in each case in accordance with the terms of the Asset Purchase Agreement.

(c)    At the Closing:

(i)    the Purchase Price to be paid by Buyer in accordance with the terms of Section 1.2(a) of the Asset Purchase Agreement shall be reduced by the aggregate U.S. dollar amount of the Foreign Asset Value, and

(ii)    the Buyer shall cause the Buyer Foreign Subs to pay to the Seller Foreign Subs (in local currency) the respective portion of the Foreign Asset Value ascribable to the Foreign Assets acquired by such Buyer Foreign Sub as set forth on Schedule 2, on the first business day (local time for the applicable foreign subsidiary) following the Closing.

For purposes of clarity, the aggregate Purchase Price amount shall not change, but a portion of the Purchase Price equal to the Foreign Asset Value (as determined in accordance with this Amendment) shall be paid by the Buyer Foreign Subs in lieu of being paid by the Buyer.

(d)    The Seller shall cause the Seller Foreign Subs, and the Buyer shall cause the Buyer Foreign Subs, to execute Bills of Sale with respect to the Foreign Assets ascribable to them, in substantially the form attached to the Asset Purchase Agreement, with appropriate adjustments to reflect local legal requirements.

3.	General

(a)    This agreement is being entered into solely to provide for the purchase and sale of the Foreign Assets among the Buyer Foreign Subs and the Seller Foreign Subs, rather than Buyer and Seller themselves. This amendment is not intended to increase or decrease the aggregate rights and obligations of the Parties to the Asset Purchase Agreement in any way. Seller hereby guarantees the obligations of the Seller Foreign Subs to the Buyer and the Buyer hereby guarantees the obligations of the Buyer Foreign Subs to the Seller, in each case as such rights exist under the Asset Purchase Agreement, as amended hereby. Except as specifically amended by this Amendment, the Asset Purchase Agreement shall remain in full force and effect and the Asset Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

(b)    This Amendment may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

(c)    The Schedules identified in this Amendment are incorporated herein by reference and made a part hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.
SELLER
BROOKS AUTOMATION, INC.
By:        /s/ Jason W. Joseph
Print Name:    Jason W. Joseph
Print Title:    VP, General Counsel & Secretary
BUYER
MKS INSTRUMENTS, INC.
By:        /s/ Seth H. Bagshaw
Print Name:    Seth H. Bagshaw
Print Title:    Vice President, CFO

[Signature Page to Amendment to Asset Purchase Agreement]